Exhibit 10.1.e

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is entered into as of the ___ day of _________, 2006, between Great Plains Energy Incorporated, a Missouri corporation ("Great Plains Energy"), and ______________ ("Executive").

WITNESSETH:

WHEREAS, Executive is a valued employee of Great Plains Energy or a subsidiary thereof (the "Company"); and

WHEREAS, the Board (as defined herein) believes that it is in the best interests of the Company and its shareholders (i) to provide assurance that the Company will have the continued service of Executive notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 1), (ii) to diminish the distraction to Executive that may arise by virtue of the personal uncertainties and risks created by such a threatened or pending Change in Control, and (iii) to encourage Executive's full attention and dedication to the Company currently and in the event of a threatened or pending Change in Control; and

WHEREAS, the Board and Executive previously entered into a severance agreement dated _______, ____, the "Prior Severance Agreement" whereby Great Plains Energy agreed to provide Executive with certain compensation and perquisites following Executive's termination or constructive termination of employment with the Company in connection with a change in control or potential change in control of Great Plains Energy; and

WHEREAS, the Board and Executive agree that, in connection with both parties entering into this Agreement, the Prior Severance Agreement shall be terminated, rendered null and void, and all duties and rights conferred upon the parties thereto extinguished, and that such Prior Severance Agreement is replaced in its entirety with the benefits, duties, terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

1. Certain Definitions. As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

(a) Agreement. "Agreement" means this Change in Control Severance Agreement as amended from time to time.

(b) Beneficial Owner. "Beneficial Owner" shall have the same meaning as set forth in Rule 13d-3 of the Exchange Act.

(c) Board. "Board" means the Board of Directors of Great Plains Energy.

(d) Cause. "Cause" means (i) the material misappropriation of any of the Company's funds, Confidential Information or property; (ii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof; (iii) commission of act of willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the business, reputation, or financial situation of the Company; or (iv) gross negligence or willful misconduct in performance of Executive's duties; provided, however, "cause" shall not exist under clause (iv), above, with respect to an act or failure to act unless (A) Executive has been provided written notice describing in sufficient detail the acts or failure to act giving rise to the Company's assertion of such gross negligence or misconduct, (B) been provided a reasonable period to remedy any such occurrence and (C) failed to sufficiently remedy the occurrence.

(e) Change in Control. "Change in Control" means the occurrence of one of the following events, whether in a single transaction or a series of related transactions:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Great Plains Energy (not including in the securities beneficially owned by such Person any securities acquired directly from Great Plains Energy or its affiliates other than in connection with the acquisition by Great Plains Energy or its affiliates of a business) representing 35% or more of either the then outstanding shares of common stock of Great Plains Energy or the combined voting power of Great Plains Energy's then outstanding securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Great Plains Energy, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by Great Plains Energy's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

(iii) the consummation of a merger, consolidation, reorganization or similar corporate transaction of Great Plains Energy, whether or not Great Plains Energy is the surviving corporation in such transaction, other than (A) a merger, consolidation, or reorganization that would result in the voting securities of Great Plains Energy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 60% of the combined voting power of the voting securities of Great Plains Energy or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or reorganization, or (B) a merger, consolidation or reorganization effected to implement a recapitalization of Great Plains Energy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Great Plains Energy (not including in the securities Beneficially Owned by such Person any securities acquired directly from Great Plains Energy or its affiliates other than in connection with the acquisition by Great Plains Energy or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of Great Plains Energy or the combined voting power of Great Plains Energy's then outstanding securities; or

(iv) the occurrence of, or the stockholders of Great Plains Energy approve a plan of, a complete liquidation or dissolution of Great Plains Energy or an agreement for the sale or disposition by Great Plains Energy of all or substantially all of Great Plains Energy's assets, other than a sale or disposition of all or substantially all of Great Plains Energy's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of Great Plains Energy immediately prior to such sale.

Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of Great Plains Energy immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Great Plains Energy immediately following such transaction or series of transactions.

(f) Change in Control Period. "Change in Control Period" means the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on a date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof being hereinafter referred to as the "Renewal Date"), the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Change in Control Period shall not be so extended; provided, further that during any period of time when the Board or the governing body of Great Plains Energy has knowledge that any person has taken steps reasonably calculated to effect a Change in Control, the Change in Control Period shall automatically be extended (and may not terminate) until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control.

(g) Company. "Company" means, except as the context requires otherwise, references to Great Plains Energy Incorporated, a Missouri corporation, its successors and assigns, and/or any subsidiary thereof, as applicable.

(h) Confidential Information. "Confidential Information" means (1) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, algorithms, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures; (2) information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials); and (3) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, or any information included in the foregoing, whether reduced to writing or not and which has not become publicly known or made generally available through no wrongful act of Executive or others who were under confidentiality obligations as to the item or items involved.

(i) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date permitted to be specified therein, as the case may be, (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination, (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date (as defined in Section 2(a)), as the case may be and (iv) if Executive's employment is terminated by Executive for other than Good Reason, the Date of Termination shall be the date on which Executive notifies the Company in writing of such termination or any later date permitted to be specified therein, as the case may be.

(j) Disability or Disabled. The term "Disability" or "Disabled" shall mean an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under a Company sponsored accident or health plan.

(k) Effective Date. "Effective Date" means the first date on which a Change in Control occurs during the Change in Control Period.

(l) Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

(m) Good Reason. "Good Reason" means, without Executive's written consent any of the following:

(i) Any material and adverse reduction or material and adverse diminution in Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised or assigned at any time during the 90-day period immediately preceding the commencement of the Pre-CIC Protected Period;

(ii) Any reduction in Executive's annual base salary as in effect immediately preceding the commencement of the Pre-CIC Protected Period or as the same may be increased from time to time;

(iii) Any reduction in benefits received by Executive under Company Plans (as defined below) to less than the most favorable benefits provided to Executive by the Company under Company Plans at any time during the 90-day period immediately preceding the commencement of the Pre-CIC Protected Period. "Company Plans" means (1) all incentive, savings and retirement plans, practices, policies and programs sponsored or maintained by the Company, (2) all welfare benefit plans, practices, policies and programs (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) sponsored or maintained by the Company, (3) expense reimbursement by the Company for all reasonable out-of-pocket employment expenses incurred by Executive, (4) the provision of fringe benefits, and (5) the provision of paid vacation time by the Company;

(iv) Executive being required by the Company to be based at any office or location that is more than 70 miles from the location where Executive was employed immediately preceding the commencement of the Pre-CIC Protected Period; or

(v) Any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or any failure by any such successor after ten (10) days notice from Executive to so perform under this Agreement.

Provided, however, notwithstanding the occurrence of any of the events set forth above in this Section 1(m), Good Reason shall not include for the purpose of this definition (1) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive, or (2) if occurring within the Pre-CIC Protected Period, any reduction in Executive's base annual salary or reduction in benefits received by Executive where such reduction is in connection with a company-wide reduction in salaries or benefits.

(n) Notice of Termination. "Notice of Termination" means a written notice of termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice), unless another date is mutually agreed upon between Executive and the Company.

(o) Person. "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) Great Plains Energy or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly, or indirectly, by the stockholders of Great Plains Energy in substantially the same proportions as their ownership of stock of Great Plains Energy.

(p) Post-Effective Period. "Post-Effective Period" means the period commencing on the Effective Date and ending on the earlier of (i) the second anniversary of such date or (ii) Executive's 70th birthday.

(q) Pre-CIC Protected Period. "Pre-CIC Protected Period" means the period that is within the Change in Control Period and begins when (A) Great Plains Energy enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) Great Plains Energy or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; (C) any Person becomes the Beneficial Owner, directly or indirectly, of voting securities of Great Plains Energy representing 10% or more of the combined voting power of Great Plains Energy's then outstanding voting securities; or (D) the Board, the members or the stockholders of Great Plains Energy adopts a resolution approving any of the foregoing or approving any Change in Control, and ends upon the date the Change in Control transaction is either consummated, abandoned or terminated (for this purpose, the Board shall have the sole and absolute discretion to determine that a proposed transaction has been abandoned).

2. Termination of Employment During the Post-Effective Period.

(a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death or, with written notice by the Company of its intention to terminate Executive's employment, upon Executive's Disability. In such event, Executive's employment with the Company shall terminate effective on the 90th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that within the 90 days after such receipt Executive shall not have returned to full-time performance of Executive's duties.

(b) Cause. The Company may terminate Executive's employment at any time for Cause or without Cause. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (i) reasonable notice to Executive setting forth the reasons for the Company's intention to terminate for Cause, (ii) an opportunity for Executive, together with his counsel, to be heard before the Board within fifteen (15) days of such notice, and (iii) delivery to Executive of a Notice of Termination from the Board finding that, in the good faith opinion of the Board, that Executive was guilty of conduct set forth in Section 1(d), and specifying the particulars thereof in reasonable detail.

(c) Executive Resignation. Executive's employment may be terminated at any time by Executive for Good Reason or without Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

3. Obligations of the Company Upon Termination of Employment.

(a) Post-Effective Period Terminations Other Than for Cause, Death or Disability; Post-Effective Period Executive Resignation. If, during the Post-Effective Period, the Company shall terminate Executive's employment other than (I) for Cause or (II) on account of Executive's death or Disability, or Executive shall terminate employment for Good Reason, the Company shall pay to Executive, in a lump-sum cash payment made within 30 days following the Date of Termination, as compensation for services rendered to the Company, an amount equal to the aggregate of the following amounts set forth below in Sections 3(a)(i), (ii), (iii), and (iv), and provide to Executive the benefits provided in Section 3(a)(v).

(i) A cash amount equal to the sum of (A) Executive's full annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (B) a bonus in an amount at least equal to the average annualized incentive awards paid or payable pursuant to any Company-sponsored annual incentive compensation plan, including by reason of any deferral under a Company-sponsored deferred compensation program, to Executive by the Company and its affiliated companies during the five fiscal years of the Company (or if Executive shall have performed services for the Company and its affiliated companies for four fiscal years or less, the years during which Executive performed services) immediately preceding the fiscal year in which the Change in Control (or if benefits are payable pursuant to Section 3(c), the Date of Termination) occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 or 366, as applicable, to the extent not theretofore paid, (C) any amount credited to Executive's CAP Excess Benefits Account pursuant to the Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan and any other compensation previously deferred by Executive (together with any interest and earnings thereon), in each case to the extent not theretofore paid, and (D) any accrued unpaid vacation pay;

(ii) a cash amount equal to (A) two (2) times Executive's highest annual base salary from the Company and its affiliated companies in effect during the twelve (12)-month period prior to the Date of Termination, plus (B) two (2) times Executive's average annualized annual incentive compensation awards, paid, or, but for a deferral under a Company-sponsored deferred compensation program, would have been paid, to Executive by the Company and its affiliated companies during the five fiscal years of the Company (or if Executive shall have performed services for the Company and its affiliated companies for four fiscal years or less, the years during which Executive performed services) immediately preceding the fiscal year in which the Change in Control (or if benefits are payable pursuant to Section 3(c), the Date of Termination) occurs; provided, however, that in the event there are fewer than twenty-four (24) whole months remaining from the Date of Termination to the date of Executive's 70th birthday, the amount calculated in accordance with this Section 3(a)(ii) shall be reduced by multiplying such amount by a fraction the numerator of which is the number of months, including a partial month (with a partial month being expressed as a fraction the numerator of which is the number of days remaining in such month and the denominator of which is the number of days in such month), so remaining and the denominator of which is twenty-four (24) months; provided further that any amount paid pursuant to this Section 3(a)(ii) shall be paid in lieu of any other amount of severance pay to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of the Company;

(iii) a cash amount equal to the excess of (A) the actuarial equivalent value of the monthly accrued benefits payable to Executive at age 65 under the Great Plains Energy Incorporated Management Pension Plan (the "Pension Plan") as in effect on the date of this Agreement and the benefits provided under the Supplemental Executive Retirement Plan in respect of the Pension Plan as in effect on the date of this Agreement, assuming (1) that benefits have accrued thereunder and Executive is entitled to such benefits, (2) each such benefit shall be computed as if Executive had two (2) additional Years of Credited Service earned under the Pension Plan and (3) Executive were fully vested in such hypothetical benefits, over (B) the actuarial equivalent value of Executive's vested accrued benefits under the Pension Plan and benefits payable under the Supplemental Executive Retirement Plan. Such cash amount shall be computed using the same actuarial methods and assumptions then in use for purposes of computing benefits under the Pension Plan, except that the computation shall be made without actuarial reduction for early retirement and provided that the interest rate used in such computation shall be the interest rate used on the Date of Termination by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution pursuant to a plan termination;

(iv) if on the Date of Termination Executive shall not be fully vested in the matching employer contributions made on Executive's behalf under the Great Plains Energy Incorporated Cash or Deferred Arrangement, a cash amount equal to the value of the unvested portion of such matching employer contributions;

(v) for a period of two (2) years commencing on the Date of Termination, the Company shall provide Executive and Executive's dependents with medical, accident, disability and life insurance coverage upon substantially the same terms and otherwise substantially to the same extent as such coverage was being provided to Executive and Executive's dependent(s) immediately prior to the Date of Termination. At the Company's election, such continuation coverage may be provided by (A) continuing such coverage under the Company's existing welfare benefit plans, (B) with respect to any group health care plan and for the applicable period permitted under Code Section 4980B(f)(2), Executive and/or Executive's dependent(s) being deemed to have elected to receive such coverage pursuant to a continuation election under Code Section 4980B with the Company being obligated to pay for the entire portion of the applicable COBRA premiums, (C) the Company purchasing an individual policy (to the extent such a policy is reasonably available in the marketplace) for Executive and/or Executive's dependent(s) providing substantially similar coverage as offered under the Company's plan, or (D) any combination of the forgoing methods under (A), (B) and (C) of this paragraph. Notwithstanding the foregoing sentence, if any of the medical, accident, disability or life insurance plans then in effect generally with respect to other peer executives of the Company and its affiliated companies would be more favorable to Executive, such plan coverage shall be substituted for the analogous plan coverage provided to Executive immediately prior to the Date of Termination, and the Company and Executive shall share the costs of such plan coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. The obligation of the Company to continue coverage of Executive and Executive's dependent(s) under such plans and in accordance with this paragraph shall cease at such time as Executive and Executive's dependent(s) obtain comparable coverage under another plan, including a plan maintained by a new employer. With respect to any Company group health care plan, any continuation coverage provided under this paragraph shall be considered as alternative continuation coverage to any rights Executive or Executive's dependent(s) may have with respect to any other group health plan continuation coverage required by Code Section 4980B or any applicable state statute mandating health insurance continuation coverage. Except to the extent required by law, upon termination of the coverage provided for under this Section 3(a)(v), Executive and/or Executive's dependent(s) shall have no further right to continuation of coverage under any group health plan maintained by the Company or its affiliated companies.

(b) Termination for Cause, Disability, Death or Other than for Good Reason. If at any time during the Change in Control Period Executive's employment shall be terminated for Cause, Executive's employment is terminated due to Executive's death or Disability, or if Executive terminates employment other than for Good Reason, this Agreement shall terminate without further obligation of the Company to Executive other than (i) the obligation to pay to Executive his or her base salary through the Date of Termination, any incentive bonus and other compensation, payments and benefits for the most recently completed fiscal year and any accrued vacation pay, to the extent theretofore unpaid, which amounts shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination, and (ii) the obligation to pay to Executive all amounts or benefits to which Executive is entitled for the period prior to the Date of Termination under any plan, program, policy, practice, contract or agreement of the Company (excluding amounts otherwise required to be paid under this Section 3(b)), at the time such amounts or benefits are due.

(c) Certain Terminations During Pre-CIC Protected Period. If, during the Pre-CIC Protected Period, Executive's employment is terminated by the Company other than for Cause or Executive terminates his or her employment for Good Reason, then Executive shall be entitled to receive the same benefits he or she would be entitled to receive under Section 3(a) if such termination of employment would have occurred during the Post-Effective Period. Any benefits or payments to be paid pursuant to this Section 3(c) shall be paid in a lump-sum payment and, subject to Section 3(d), within thirty (30) days following the termination of Executive's employment.

(d) Payments to Executive Following Termination. If (i) Executive is a "specified employee," as defined in Code section 409A(a)(1)(B)(i), and (ii) Executive's employment is terminated, either by Executive or by the Company, due to any reason, other than Executive's death, then, notwithstanding Sections 3(a) or 3(c) of this Agreement, Executive shall not receive any payment pursuant to Sections 3(a) or 3(c) until the first business day after six full months after Executive's Date of Termination.

4. Section 280G Gross-Up.

(a) Except as provided for in Section 4(e) below and notwithstanding any other provision in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (except for any income tax under Section 409A of the Code), any interest and penalties imposed with respect thereto, and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent registered public accounting firm selected by the Company that is not also the Company's then current accounting firm for annual audit purposes (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination, but in no event later than the time set forth in Section 4(f), below. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company desires Executive to pay such claim and sue for a refund, the Company shall, on Executive's behalf, pay such claim and on an after-tax basis reimburse Executive from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after payment by the Company pursuant to Section 4(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment of an amount by the Company pursuant to Section 4(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding Executive otherwise being eligible for a Gross-Up Payment under this Section 4, if, excluding any Gross-Up Payment required to be made pursuant to this Section 4, the "parachute payment" made to Executive does not exceed three times Executive's "base amount" by more than $1,000, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary so that no portion of any payment or benefit to Executive, as so reduced, constitutes an "excess parachute payment." For purposes of this Section 4(e), the terms "excess parachute payment," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made at the expense of the Company by the Accounting Firm. The fact that Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 4(e) will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 4(e), Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section. The Company will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within 10 business days of the date of termination of Executive's employment, the Company may effect such reduction in any manner it deems appropriate.

(f) Any Gross-Up Payment made to Executive pursuant to this Section 4 shall be exempt from Code Section 409A pursuant to the short-term deferral exception to Code Section 409A. Absent further guidance from the United States Treasury Department, the Internal Revenue Service or any judicial authority relating to the application of Section 409A to Section 280G Gross-Up Payments, Gross-Up Payments pursuant to this Section 4 shall be made as follows:

(i) With respect to any Gross-Up Payment that can be reasonably calculated as of the time of a Change in Control or shortly thereafter, such Gross-Up Payment shall be made to Executive no later than March 15th of the calendar year following the year in which the Change in Control occurs;

(ii) With respect to any Gross-Up Payment that results from Executive becoming eligible for benefits under this Agreement upon Executive's termination of employment, such Gross-Up Payment shall be made to Executive no later than March 15th of the calendar year following the year in which the earlier of (A) the event giving rise to Executive's Good Reason occurs or (B) Executive's termination of employment; and

(iii) With respect to any Gross-Up Payment that is required to be made to Executive pursuant to Section 4(c), such Gross-Up Payment shall be made to Executive no later than March 15th of the calendar year following the year in which the alleged obligation of Executive, as reflected by Executive's receipt of a claim by the Internal Revenue Service, is received by Executive.

5. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts that are vested benefits or that Executive is otherwise entitled to receive at or subsequent to the Date of Termination under any plan, policy, practice or program of or any contract or agreement with the Company shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

6. Full Settlement; Resolution of Disputes.

(a) Except where Executive's employment is terminated for Cause, the Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. Subject to Executive's agreement to repay certain fees and expenses as provided below in Section 6(b), the Company shall pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or the existence of liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at one hundred twenty percent (120%) of the Federal Mid-Term Rate under Section 1274(d) of the Code.

(b) If there shall be any dispute or contest between the Company and Executive (i) in the event of any termination of Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by Executive whether Good Reason existed, then the resolution of such dispute or contest shall be finally determined by arbitration, which may be initiated by either the Company or Executive, pursuant to the Federal Arbitration Act in accordance with the rules then in force of the American Arbitration Association. The arbitration proceedings shall take place in Kansas City, Missouri or such other location as the parties in dispute hereafter may agree upon; and such proceedings will be conducted in the English language and shall be governed by the laws of the State of Missouri as such laws are applied to agreements between residents of the State entered into and to be performed entirely within the State. There shall be one arbitrator, as shall be agreed upon by the parties in dispute, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. In the absence of such agreement, each party in dispute shall select one arbitrator and the arbitrators so selected shall select a third arbitrator. In the event the arbitrators cannot agree upon the selection of a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association at the request of any of the parties in dispute. The arbitrators shall be individuals skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof. Such decision shall be final and binding upon the parties in dispute without right of appeal, it being the intent of the parties that such decision, and, irrespective of any contrary provision of the laws of the State respecting rights of appeal, such decision may not be appealed. The burden of proving that Executive is not entitled to receive the amounts and the benefits contemplated by this Agreement shall be on the Company.

(c) In the event of such an arbitration and provided that Executive shall repay the following amounts, fees and expenses if the final and binding decision of the arbitrator(s) is that Executive's termination was for Cause or that Good Reason did not exist for termination of employment by Executive, (i) Great Plains Energy shall advance to Executive all legal fees and expenses that Executive may reasonably incur as a result of any such action, and (ii) if a final and binding decision of the arbitrator(s) is not obtained by the six-month anniversary of the date the Company or Executive first provided notice to the other party of the dispute or contest (the "Dispute Notice"), Great Plains Energy shall pay all amounts, and provide all benefits, to Executive and/or Executive's family or other beneficiaries, as the case may be, that Great Plains Energy would be required to pay or provide pursuant to Sections 3(a) or 3(c) if such termination were by the Company without Cause or by Executive with Good Reason. If the final and binding decision of the arbitrator(s) is that Executive's termination was not for Cause or that Good Reason did exist for such termination by Executive then, (I) if such decision is before the six-month anniversary of the receipt of the Dispute Notice, Executive shall receive all payments and benefits contemplated by this Agreement, plus interest on any delayed payment or benefit at one hundred twenty percent (120%) of the Federal Mid-Term Rate under Section 1274(d) of the Code or (II) if such decision is after the six-month anniversary of the receipt of the Dispute Notice such that all payments and benefits contemplated by this Agreement have already been paid, Executive shall receive interest (calculated in the same manner as set forth above) for the six-month period the payments and provision of benefits were delayed. In no event may the arbitrator or arbitrators award any other damages or award of any kind. Notwithstanding the foregoing, nothing in this Agreement is intended to, or shall be construed as, affecting the rights and obligations of Executive and the Company to submit any dispute (other than such disputes contemplated by, and resolved in accordance with Sections 6(b) and 6(c)) to the appropriate dispute resolution process in accordance with any applicable dispute resolution plan intended to provide a procedural mechanism, whether exclusive or non-exclusive, for the resolution of any and all disputes between the Company and its present or former employees.

7. Restrictive Covenants.

(a) Nondisclosure of Confidential Information. Executive shall hold in confidence for the benefit of the Company all Confidential Information. Executive agrees that Executive will not disclose any Confidential Information to any person or entity other than the Company and those designated by it, either during or subsequent to Executive's employment by the Company, nor will Executive use any Confidential Information, except (i) in the regular course of Executive's employment by the Company, without the prior written consent of the Company or (ii) as may otherwise be required by law or legal process.

(b) Actions Upon Termination; Assistance with Claims. Upon Executive's employment termination for whatever reason, Executive shall neither take or copy nor allow a third party to take or copy, and shall deliver to the Company all property of the Company, including, but not limited to, all Confidential Information regardless of the medium (i.e., hard copy, computer disk, CD ROM) on which the information is contained. During and after Executive's employment by the Company, Executive will provide reasonable assistance to the Company in the defense of any claims or potential claims that may be made or threatened to be made against the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative ("Proceeding") and will provide reasonable assistance to the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive's employment by the Company. For the avoidance of doubt, reasonable assistance would not include Executive being required to provide information that could reasonably result in criminal or civil charges or penalties being assessed or imposed against Executive in his individual capacity. Executive shall, unless precluded by law, promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also shall, unless precluded by law, promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company shall reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys' fees and shall pay a reasonable per diem fee (equal to 1/250th of Executive's annual salary rate at Executive's Date of Termination) for Executive's services.

(c) Noncompetition. Executive agrees that so long as Executive is employed by the Company and for a period of six (6) months thereafter, Executive shall not, without the prior written consent of the Company, which in the case of termination will not be unreasonably withheld, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during Executive's employment, is in direct competition with the business conducted by the Company or any of its affiliates within the United States (hereinafter, the "Geographic Area"); provided, however, that the foregoing shall not be construed to preclude Executive from making any investments in any securities to the extent such securities are traded on a national securities exchange or over-the-counter market and such investment does not exceed five percent (5%) of the issued and outstanding voting securities of such issuer.

(d) Nonsolicitation of Employees. During Executive's employment and for a period of six (6) months thereafter, Executive shall not, without the consent of the Company, directly or indirectly solicit any current employee of the Company or any of its affiliates, to leave such employment and join or become affiliated with any business that is in direct competition with the business conducted by the Company or any of its affiliates within the Geographic Area.

(e) Mutual Non-disparagement. Executive shall refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director. The Company shall refrain from making any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of, Executive.

(f) Irreparable Harm. Executive acknowledges that: (i) Executive's compliance with this Section 7 is necessary to preserve and protect the Confidential Information, and the goodwill of the Company and its affiliates as going concerns; (ii) any failure by Executive to comply with the provisions of this Section may result in irreparable and continuing injury for which there may be no adequate remedy at law; and (iii) in the event that Executive should fail to comply with the terms and conditions of this Section, the Company shall be entitled, in addition to such other relief as may be proper, to seek all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause Executive to comply with this Section, to restore to the Company its property, and to make the Company whole.

(g) Unenforceability. If any provision(s) of this Section 7 shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

8. Successors.

(a) This Agreement is personal to Executive and shall not be assignable by Executive without the prior written consent of the Company otherwise than by will or the laws of descent and distribution. If Executive should die while any amounts would still be payable to Executive hereunder if she or he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's heirs or representatives or, if there be no such designee, to Executive's estate.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Prohibition of Payments by Regulatory Agencies. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to make any payment to Executive under this Agreement if the payment would violate any rule, regulation or order of any regulatory agency having jurisdiction over the Company or any of its subsidiaries; provided, however, that the Company covenants to Executive that it will take all reasonable steps to obtain any regulatory agency approvals that may be required in order to make payments to Executive as provided herein.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto. This Agreement supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire understanding of the parties hereto including, but not limited to that Prior Severance Agreement dated March 16, 2005, between the Board and Executive.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	If to Executive:

Great Plains Energy Incorporated
Attn: General Counsel
1201 Walnut
Kansas City, Missouri
64106-2124

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

(d) This Agreement is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that any payment or benefit provided hereunder is subject to Section 409A of the Code, such payment or benefit shall be provided in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment or benefit shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause any payment or benefit to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described in Section 4 of the Agreement, then the provisions of such Section shall be amended to permit such payments to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.

(e) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) Executive and Great Plains Energy acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is "at will" and, may be terminated by either Executive or the Company at any time. Except as provided in Section 3(c), if prior to the Effective Date, Executive's employment with the Company terminates, then Executive shall have no further rights under this Agreement.

(h) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon each of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, each of Great Plains Energy and Executives has executed this Agreement as of the day and year first above written.

GREAT PLAINS ENERGY INCORPORATED
EXECUTIVE:

By:
Name:
Title: